Exhibit 4.4

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made as of [     ], 2025 between Thayer Ventures Acquisition Corporation II, a Cayman Islands exempted company, with office at 25852 McBean Parkway Suite 508 Valencia, CA 91355 (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited liability trust company, with offices at 1 State Street, 30th Floor, New York, NY 10004 (the “Right Agent”).

WHEREAS, the Company has received a firm commitment from Stifel Nicolaus & Company, Incorporated (“Stifel”), as the underwriter, to purchase up to an aggregate of 17,500,000 units, each unit (“Unit”) comprised of one Class A ordinary share of the Company, par value $0.0001 (“Class A Ordinary Share”) and one right to receive one-tenth (1/10) of one Class A Ordinary Share (a “Public Right”) upon the happening of the triggering event described herein, and in connection therewith, will issue and deliver up to an aggregate of 20,125,000 Public Rights upon consummation of such public offering, 2,625,000 of which are attributable to the over-allotment option (“Public Offering”);

WHEREAS, simultaneously with the closing of the Public Offering, the Company will issue and deliver an aggregate of 545,000 rights (regardless of whether the underwriter’s option to purchase additional units is exercised in full by the underwriter) underlying private units (the “Private Rights”);

WHEREAS, the Company may issue up to an additional 150,000 Rights, which will be identical to the Private Rights, under additional private units in consideration of certain working capital loans that may be made by Thayer Ventures Acquisition Holdings II LLC, the Company’s sponsor, or the Company’s officers, directors or affiliates (together with the Public Rights, the Private Rights, and along with such other rights as the Company issues from time to time hereunder, the “Rights”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statements on Form S-1, No. 333-[______] (“Registration Statement”) under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Rights and the Class A Ordinary Shares issuable to the holders of the Public Rights;

WHEREAS, the Company desires the Right Agent to act on behalf of the Company, and the Right Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Right Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Right Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Right Agent. The Company hereby appoints the Right Agent to act as agent for the Company for the Rights, and the Right Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Rights.

2.1 Form of Right. Each Right shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or one of the Co-Chief Executive Officers and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. Unless and until countersigned by the Right Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for Class A Ordinary Shares.

2.3 Registration.

2.3.1 Right Register. The Right Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Right Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Right Agent by the Company.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Right Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Right Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

2.4 Detachability of Rights. The securities comprising the Units, including the Rights, will not be separately transferable until the fifty-second (52nd) day after the date hereof unless Stifel informs the Company of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3. Terms and Exchange of Rights.

3.1 Rights. Each Right shall entitle the holder thereof to receive one-tenth of one Class A Ordinary Share upon the happening of the Exchange Event (described below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its Class A Ordinary Shares upon the Exchange Event as the purchase price for such Class A Ordinary Shares has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional Class A Ordinary Shares.

3.2 Exchange Event. The Exchange Event shall be the Company’s consummation of an initial Business Combination (as defined in the Company’s Amended and Restated Memorandum and Articles of Association).

3.3 Exchange of Rights.

3.3.1 Issuance of Certificates. As soon as practicable upon the occurrence of the Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Right Agent. If the Company is not the surviving entity in a Business Combination, the holder of Rights must affirmatively elect to such conversion. Upon receipt of a valid Rights Certificate, the Company shall issue to the registered holder of such Right(s) a certificate or certificates for the number of full Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of the Exchange Event, the Company will instruct the Right Agent to round down to the nearest whole Class A Ordinary Share or otherwise inform it how fractional shares will be addressed in accordance with Cayman Islands law.

3.3.2 Valid Issuance. All Class A Ordinary Shares issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3 Date of Issuance. Each person in whose name any such certificate for Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate.

3.3.4 Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not continuing as a publicly held reporting entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration as the holders of the Class A Ordinary Shares will receive in with the Exchange Event, for the number of shares such holder is entitled to pursuant to Section 3.1 above.

3.4 Duration of Rights. If the Exchange Event does not occur within 21 months from the closing of the Public Offering, and such Business Combination has not yet been consummated within the applicable time period, the Rights shall expire and shall be worthless.

4. Transfer and Exchange of Rights.

4.1 Registration of Transfer. The Right Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Right Agent. The Rights so cancelled shall be delivered by the Right Agent to the Company from time to time upon request.

4.2 Procedure for Surrender of Rights. Rights may be surrendered to the Right Agent, together with a written request for exchange or transfer, and thereupon the Right Agent shall issue in exchange therefor one or more new Rights as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend, the Right Agent shall not cancel such Right and issue new Rights in exchange therefor until the Right Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Rights must also bear a restrictive legend.

4.3 Fractional Rights. The Right Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right Certificate for a fraction of a Right.

4.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights.

4.5 Adjustments to Conversion Ratios. The number of Class A Ordinary Shares that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Class A Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

4.6 Right Execution and Countersignature. The Right Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Right Agent, will supply the Right Agent with Rights duly executed on behalf of the Company for such purpose.

5. Other Provisions Relating to Rights of Holders of Rights.

5.1 No Rights as Stockholder. Until exchange of a Right for Class A Ordinary Shares as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

5.2 Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Right Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3 Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6. Concerning the Right Agent and Other Matters.

6.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Right Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

6.2 Resignation, Consolidation, or Merger of Right Agent.

6.2.1 Appointment of Successor Right Agent. The Right Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Right Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Right Agent in place of the Right Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Right Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Right Agent at the Company’s cost. Any successor Right Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Right Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Right Agent with like effect as if originally named as Right Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Right Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Right Agent all the authority, powers, and rights of such predecessor Right Agent hereunder; and upon request of any successor Right Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Right Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2 Notice of Successor Right Agent. In the event a successor Right Agent shall be appointed, the Company shall give notice thereof to the predecessor Right Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

6.2.3 Merger or Consolidation of Right Agent. Any corporation into which the Right Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Right Agent shall be a party shall be the successor Right Agent under this Agreement without any further act.

6.3 Fees and Expenses of Right Agent.

6.3.1 Remuneration. The Company agrees to pay the Right Agent reasonable remuneration for its services as such Right Agent hereunder and will reimburse the Right Agent upon demand for all expenditures that the Right Agent may reasonably incur in the execution of its duties hereunder.

6.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Right Agent for the carrying out or performing of the provisions of this Agreement.

6.4 Liability of Right Agent.

6.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Right Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by one of the Co-Chief Executive Officers or the Chief Financial Officer and delivered to the Right Agent. The Right Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2 Indemnity. The Right Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6, the Company agrees to indemnify the Right Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Right Agent in the execution of this Agreement except as a result of the Right Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3 Exclusions. The Right Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

6.5 Acceptance of Agency. The Right Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6 Waiver. The Right Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Right Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7. Miscellaneous Provisions.

7.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Right Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Right Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Right Agent), as follows:

Thayer Ventures Acquisition Corporation II

25852 McBean Parkway Suite 508

Valencia, CA 91355

Attention: Mark E. Farrell

Email: mark@thayerinvestmentpartners.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Right Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Right Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

in each case, with a copy (which copy shall not be deemed to constitute notice to the Company) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, D.C. 20004

Attn: Daniel S. Peale

Email: dpeale@cooley.com

and

Stifel Nicolaus & Company, Incorporated

787 Seventh Avenue, 11th Floor

New York, NY 10019

Attn:

Email:

and

Paul Hastings LLP

515 South Flower Street, Twenty-Fifth Floor

Los Angeles, CA 90071

Attn: Jonathan Ko

Email: jonathanko@paulhastings.com

7.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights and, for the purposes of Sections 3.1, 3.2, 7.4 and 7.8 hereof, Stifel, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Stifel shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 3.2, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and Stifel with respect to Sections 3.1, 3.2, 7.4 and 7.8 hereof) and their successors and assigns and of the registered holders of the Rights.

7.5 Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Right Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Right. The Right Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments shall require the written consent or vote of the registered holders of a majority of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of Stifel.

7.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

THAYER VENTURES ACQUISITION CORPORATION II

By:
Name:	Mark E. Farrell
Title:	Co-Chief Executive Officer and Co-President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:	Vice President

[Signature Page to the Rights Agreement]

EXHIBIT A

Form of Right Certificate

Exhibit A